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                                                                    Exhibit 4.21

                             BAREBOAT CHARTER PARTY

         This Bareboat Charter Party ("Charter Party") is made effective as of the 20th day of December 2000 by and between Statia Marine, Inc., a Cayman Islands exempted company ("Owner"), and Statia Terminals N.V., a Netherlands Antilles corporation ("Charterer").

         WHEREAS, Owner and Charterer have heretofore entered into a certain charter party made effective as of the 1st day of April 2000 and ending at midnight June 30, 2000, subject the automatic extension in direct continuation for successive monthly periods (the "Original Charter Party");

         WHEREAS, the Original Charter Party has been automatically extended through and including midnight December 31, 2000, and the charter hire as defined in the Original Charter Party has been paid for the period ending midnight December 31, 2000; and

         WHEREAS, Owner and Charterer desire to terminate the Original Charter Party and enter into a long term charter party pursuant to the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions hereof, and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Charterer hereby agree as follows:

         1. THE VESSEL; PERIOD. (a) Upon the terms and conditions of this Charter Party, Owner agrees to let and demise and Charterer agrees to hire the vessel, STATIA RESPONDER (the "Vessel"), along with her engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, spare parts and gear, and all other appurtenances thereunto appertaining or belonging thereto, commencing on January 1, 2001, and terminating at midnight on January 31, 2007.

         (b) Owner and Charterer hereby agree that the Original Charter Party is hereby terminated and declared null and void and of no further force or effect except as to any right or obligation of either Owner or Charterer to the other which vested prior to the effective date of this Charter Party.

         2. DELIVERY AND REDELIVERY. The Vessel is presently at Charterer's facility at St. Eustatius, Netherlands Antilles, and shall be redelivered to Owner at St. Eustatius, Netherlands Antilles, or any other place agreed upon between the parties at the end of the Term or any applicable option period.

         3. CHARTER HIRE. During the Term, Charterer shall pay to Owner, without invoice from Owner, for the Vessel One Hundred Fifty-Four Thousand United States Dollars (US$154,000.00) per month, payable in advance on the first day of each month for the twelve months starting January 1, 2001, and ending December 1, 2001, and One Hundred Forty-Five Thousand United States Dollars (US$145,000.00) per month, payable in advance on the first day of each month for the sixty-one months starting January 1, 2002 and ending January 1, 2007 (the "Hire").

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In the event of late payment by Charterer, Charterer shall pay interest on the payment which is late at the rate of the then current United States prime rate per annum plus four percent (4%). Interest shall be charged from the date payment was due until payment is made based on a 30 day month and 365 day year.

         4. USE AND OPERATION, ETC. Charterer shall have full use and exclusive possession and control of the Vessel and shall crew, man, victual, supply, equip, upkeep, navigate, and operate the Vessel, including providing all fuel, lubricants, and greases or any other item necessary for the operation of the Vessel by Charterer at its expense or by its own procurement throughout the Term. Charterer will permit the Vessel to be operated only in the Caribbean Sea. The master and crew members provided by Charterer, which shall consist of at least the minimum number required for a vessel of the Vessel's class, service, and size, shall at all times carry proper and valid licenses and certificates for their service and capacities on the Vessel.

         5. DOCUMENTATION. Owner shall document the Vessel under the laws of Vanuatu and throughout the Term shall maintain such documentation under such laws. Charterer shall execute such documents, take such action, and furnish such information as Owner may reasonably request to enable Owner to so document the Vessel and maintain such documentation.

         6. MAINTENANCE, CERTIFICATION, REPAIR, AND INSPECTION. (a) During the Term and except as specified in Section 6(b), Charterer, at its expense, shall at all times maintain, service, and preserve the Vessel in good running order and repair, in accordance with good commercial maintenance practices so that the Vessel shall be, insofar as due diligence can make it so, tight, staunch, strong, and well and sufficiently tackled, periled, furnished, equipped, and in every respect seaworthy and in good operating condition.

         (b) The Vessel shall be periodically drydocked as required by its flag state or classification society at which time all necessary and prudent repairs and overhauls required to maintain the Vessel in a tight, staunch, strong, and in every respect in a seaworthy and good operating condition shall be undertaken. The Charterer shall direct all repairs and overhauls undertaken during the drydocking subject to the approval of Owner, such approval not to be unreasonably withheld. All such repairs and overhauls shall be for Charterer's account. Charterer agrees to release the Vessel from service, in a timely manner, in order for the requisite drydocking to be performed. Notwithstanding such release of the Vessel for drydocking, Hire shall continue at the rate specified in Section 3 hereof.

         7. LAWS, TAXES, ETC. Charterer, at its expense, shall cause the Vessel at all times to comply with all applicable rules, laws, and regulations and shall have on board, when required thereby, valid certificates showing such compliance. Charterer shall pay and discharge all taxes, assessments, excises, levies, duties, fees, fines, penalties, and other governmental charges lawfully imposed upon it.

         8. LIENS. Neither Charterer, the master of the Vessel, nor any other person has or shall have any right, power, or authority to create, incur, or permit to be placed or imposed upon

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the Vessel or her freights, profits, or hire, any lien whatsoever other than liens for stevedores' and crew's wages or salvage.

         Charterer shall at all times carry a true copy of this Charter Party and any amendments or assignments thereof, as furnished by Owner, aboard the Vessel with its documents and shall exhibit the same to any person having business with the Vessel which might give rise to any lien thereon or to the sale, conveyance, or lease thereof and, on demand, to any representative of Owner.

         9. INSURANCE. (a) During the Term, the Vessel shall be kept insured by Charterer at its expense against marine, war and protection and indemnity risks, and such other risks as set forth in Schedule A. Charterer shall provide Owner with Certificates of Insurance evidencing the coverage. Said insurance shall also include the Owner as additional assured.

         (b) Owner shall, upon the request of Charterer, promptly execute such documents as may be required to enable Charterer to abandon the Vessel to insurers and claim a constructive total loss.

         (c) The cost of all such insurance shall be borne by the Charterer and if not paid by Charterer promptly and when due, may be paid by Owner. Should Owner pay for the cost of such insurance, the amount of such payment shall be treated as additional Hire due and payable to Owner and collection thereof may be effected in the manner herein specified.

         10. LOSS, REQUISITION, OR DAMAGE. (a) In the event of damage to the Vessel to an extent which in Charterer's and Owner's opinion makes repair thereof inadvisable, Charterer, by written notice to Owner given within 30 days after occurrence of the damage, may declare the Vessel a constructive total loss, and the Vessel may be declared an arranged total loss by agreement between the parties and the insurers.

         (b) In the event of actual, constructive, or arranged total loss of the Vessel or governmental seizure, forfeiture, or requisition thereof amounting to a requisition of title, this Charter Party shall terminate automatically, as of the date of the loss or requisition.

         (c) In the event of damage to the Vessel short of actual, constructive, or arranged total loss thereof, Charterer shall arrange for the repair of such damage and shall pay the costs thereof and all other expenses incidental thereto; provided that Charterer shall be entitled to reimbursement to the extent of any proceeds of the hull insurance received by Owner on account of such damage. Charterer shall continue to make or cause to be made all payments provided for in this Charter Party during the period of such repair.

         (d) In the event of government requisition of the Vessel on a bareboat, time, or voyage charter basis, or on any other basis not involving requisition of title, seizure, or forfeiture, this Charter Party shall not be terminated, and Charterer shall continue to make or cause to be made all payments provided for herein without interruption or abatement, but shall be entitled to

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receive any requisition charter hire or any other amount received by Owner on account of such requisition.

         11. DEFAULT, RETAKING. If Charterer shall fail to pay any Hire for more than 10 days after the due date thereof or fails to perform or comply with any provision of this Charter Party or fails to perform or comply with any other provisions of this Charter Party for more than 30 days after written notice of default given by Owner, Owner may, at its option, withdraw the Vessel from the service of Charterer and terminate this Charter Party by giving written notice to Charterer, without prejudice to any claim for damage suffered or to be suffered by reason of Charterer's default which Owner might otherwise have had against Charterer in the absence of such withdrawal, and, upon giving such notice or at any time thereafter, Owner may retake the Vessel, wherever found, without prior demand and without legal process or application to any court, including, but not limited to, the courts of the Netherlands Antilles, and for that purpose may enter upon any dock, pier, or other premises where the Vessel may be or may take possession thereof.

         12. SALVAGE. No salvage claim shall be put forward for services rendered by the Vessel to property owned or operated by Charterer or vessels employed on behalf of or owned or operated by Charterer or any of its affiliate or subsidiary companies, and the Vessel shall remain on Hire when rendering such salvage services. All proceeds from derelicts shall be divided equally between Owner and Charterer after deducting any share for employees, crew or contractors of Owner and Charterer, Hire of the Vessel for time lost, fuel consumed, and all other expenses incurred. Subject as aforesaid, all loss of time and all expenses (excluding any damage to or loss of the Vessel) incurred in saving or attempting to save life and in unsuccessful attempts to salvage shall be borne equally by Owner and Charterer, provided that Charterer shall not be liable to contribute towards salvage payable by Owner arising in any way out of services rendered under this clause.

         13. SUBLETS AND ASSIGNMENTS. (a) Charterer shall have the option of subchartering the Vessel to any person or company subject to Owner's prior written approval which shall not be unreasonably withheld, upon giving notice in writing to Owner, but the original Charterer shall always remain responsible to Owner for the due performance of the Charter Party.

         (b) Owner shall, at any time, have the right to sell the Vessel subject to this Charter Party and/or assign its rights under this Charter Party to any other person with or without Charterer's written consent. Charterer shall not have the right to assign this Charter Party to any person without the prior written consent of Owner.

         14. STRUCTURAL ALTERATIONS AND ADDITIONAL EQUIPMENT. Charterer shall have the option of, at its expense, making structural alterations to the Vessel or installing additional equipment with the prior written consent of Owner which shall not be unreasonably withheld.

         15. EARLY TERMINATION. Owner may terminate this Charter Party, without liability, under any of the following circumstances:

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         (a) INSURANCE. Immediately, upon failure by Charterer to maintain insurance as required under this Charter Party.

         (b) REQUISITION. Immediately, if the government of the state of registry and/or the flag of the Vessel, or any agency thereof, requisitions for hire or title or otherwise takes possession of the Vessel during the Charter Party.

         (c) CONFISCATION. Immediately, if any government, individual or group, whether or not purporting to act as a government or on behalf of any government, confiscates, requisitions, expropriates, seizes or otherwise takes possession of the Vessel during the Term.

         (d) BANKRUPTCY. Immediately, in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party or if a general assignment for the benefit of its creditors or if a receiver shall have been appointed for it or if it ceases to carry on business.

         (e) REPUDIATORY BREACH. Immediately, if Charterer is in repudiatory breach of its obligations hereunder;

         (f) This Charter Party shall terminate if the Vessel is lost, actually or constructively, or missing.

         Termination rights pursuant to this Section 15 may be exercised without application to, or the approval or confirmation of any court, including but not limited to any court of the Netherlands Antilles.

         16. NOTICES. All notices and other communications under this Charter Party shall be in writing and sent by facsimile or first-class registered or certified mail, postage prepaid, addressed as follows:

         If to Owner:

                  Statia Marine, Inc.
                  P.O. Box 309, Ugland House
                  South Church Street, George Town
                  Grand Cayman, Cayman Islands
                  British West Indies
                  Telephone: 345-949-8066
                  Facsimile: 345-949-8080

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         with a copy to:

                  Statia Terminals, Inc.
                  800 Fairway Drive, Suite 295
                  Deerfield Beach, Florida  33441

                  Attention:        Robert L. Potter
                  Facsimile:        (954) 698-0706

         If to Charterer:

                  Statia Terminals N.V.
                  Tumbledown Dick Bay
                  St. Eustatius, Netherlands Antilles

                  Attention:        Clarence W. Brown
                  Facsimile:        (599) 38-2259

         with a copy to:

                  Statia Terminals, Inc.
                  801 Warrenville Road, Suite 200
                  Lisle, Illinois 60532-1396

                  Attention:        Jack R. Pine
                  Facsimile:        (630) 435-9542

         17. WAIVER, ETC. No waiver by Charterer or by Owner of any one covenant or condition of this Charter Party shall be construed as a waiver of any other covenant or condition, nor shall a waiver of any one breach hereof be construed as a waiver of any other or subsequent breach. Neither this Charter Party nor any term or provision hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party or parties against which enforcement of the change, waiver, discharge, or termination is sought.

         18. CORPORATE EXISTENCE AND POWER. Charterer is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by said party makes such licensing or qualification necessary. Charterer has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of the obligations under this Charter Party.

         19. NO CONFLICT AS TO LAW OR AGREEMENTS. The execution, delivery and performance by Charterer of the Charter Party and any documents related thereto has been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the

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stockholders of Charterer, or any authorization, consent or approval by any domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Charterer or of the Memorandum of Association and Articles of Association of Charterer, or (iii) at the time of closing, result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Charterer is a party or by which Charterer or its property may be materially bound or affected.

         20. LAW GOVERNING. The performance and construction of this Charter Party shall be governed by the laws of the Netherlands Antilles. The parties agree that all claims arising directly or indirectly out of or in connection with the performance of the rights and obligations of this Charter Party shall be brought only in the courts of the Netherlands Antilles, and the parties herewith consent to and acknowledge the jurisdiction of said court and agree that no objection to such jurisdiction will be raised as a defense by either party.

         21. NO PERSONAL CONTRACT. This Charter Party is not a personal contract. Owner shall have the benefit of all limitations and exemptions from all liabilities accruing to Owner by any statute or rule of law for the time being in force, and Charterer shall have the benefit of all limitations and exemptions from liability accruing to charter owner or charterers of the Vessel by any statute or rule of law for the time being in force; provided, however, that such limitations of and exemptions from liability shall not in any way affect the obligations of Charterer to Owner.

         22. HEADINGS. The headings in this Charter Party are for the purpose of reference only and shall in no way limit or affect any of the terms or provisions hereof.

         23. COUNTERPARTS. This Charter Party may be executed in any number of counterparts, each of which shall be deemed as an original, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Charter Party to be executed and delivered by their respective officers thereunto duly authorized this 20th day of December 2000.

OWNER                                            CHARTERER
Statia Marine, Inc.                              Statia Terminals N.V.


By: ___________________________                  By: ___________________________
    James F. Brenner                                 James F. Brenner
    Vice President                                   Vice President

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                                  SCHEDULE A
                           MINIMUM INSURANCE COVERAGES

1. Charterer shall provide Hull and Machinery insurance at an agreed value of US$10,200,000, including full Collision Liability and endorsed to include Breach of Warranty and War Risk. Such insurance shall name Owner and any applicable mortgagee as insureds thereunder, as their interest may appear. Owner and any applicable mortgagee shall also be named as loss payees as their respective interest may appear.

2. Charterer shall provide all marine liabilities in accordance with Protection & Indemnity form SP-23 including cargo legal liability with limits of $1,000,000 and Marine Umbrella insurance which shall be excess over all above coverages in the amount of $200,000,000. Such insurance shall name owner and mortgagee as insureds, as their interest may appear.

3. (a) Charterer shall provide Pollution Liability insurance of $200,000,000. Pollution coverage will be subject to the American National Fire Insurance Company Vessel Owner Pollution Coverage Marine Insurance Policy and the American Institute Excess Marine Liabilities clauses. Coverage shall name Owner as additional insured and grant waiver of subrogation.

         (b) Charterer warrants that during the term of the Charter Party the Vessel shall comply with all applicable federal, state and foreign responsibility requirements including, but not limited to, maintaining current certificates of financial responsibility (COFR) as required by the Oil Pollution Act of 1990. Failure to comply with this paragraph shall be an immediate default, with no cure period provided, irregardless of any other language in this Charter Party.

4. Charterer's deductibles shall not exceed the following and shall be solely for the Charterer's account:

                  Hull & Machinery/War Risk              $50,000
                  Protection & Indemnity                 $50,000
                  Pollution                              $50,000

5. Charterer shall, at its sole cost and expense (including the cost of all deductibles) maintain in full force and effect throughout the duration of this Charter Party Breach of Warranty coverage in favor of any applicable Mortgagee identified by Owner.

The trading limits of the Vessel shall not exceed those imposed by the terms of the applicable policies of insurance placed on the Vessel.

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